Exhibit 23.1




The Board of Directors
Research Engineers, Inc.:


We consent to the use of our audit report dated October 21, 1999, with respect to the combined balance sheets of NetGuru Systems, Inc. and NetGuru Consulting, Inc. as of December 31, 1997 and 1998 and the related combined statements of earnings, stockholder's equity, and cash flows for the years then ended, which report appears in the Form 8-K/A of Research Engineers, Inc. dated September 14, 1999.

                /s/  KPMG LLP


Boston, Massachusetts
November 10, 1999